Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Perfect Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	—	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Perfect Class A Ordinary Shares	457(c) and 457(f)(1)	2,750,000(2)	$8.41(3)	$23,127,500(3)	$0.0001102	$2,548.65
	Equity	Perfect Class A Ordinary Shares	457(c) and 457(f)(1)	38,850,406(4)	$8.41(3)	$326,731,914(3)	$0.0001102	$36,005.86
	Equity	Perfect Warrants	457(g)	9,350,000(5)	— (6)	— (6)	—	—
	Equity	Perfect Class A Ordinary Shares issuable on exercise of Perfect Warrants(7)	457(g)	9,350,000(8)	$11.50(9)	$107,525,000(9)	$0.0001102	$11,849.26
		Total Offering Amounts		57,550,406		$457,384,414		$50,403.77
		Total Fees Previously Paid						$0
		Net Fee Due						$50,403.77(10)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consisting of 2,750,000 Class A ordinary shares of Perfect Corp., a Cayman Islands exempted company with limited liability (the “Company”), with par value of $0.10 per share (“Class A Ordinary Shares”), issuable on exercise of Perfect Forward Purchase Warrants (as such term is defined in the Registration Statement).
(3)	On October 28, 2022, the Company consummated the previously announced Business Combination with Provident Acquisition Corp. Estimated solely for the purpose of calculating the registration fee, based on the average of the high ($8.92) and low ($7.90) prices of the Class A ordinary shares of Provident Acquisition Corp. as reported on NASDAQ on October 24, 2022 (within five business days prior to the date of the Registration Statement). This calculation is in accordance with Rule 457(f)(1) under the Securities Act.
(4)	Consisting of (i) 25,235,406 Class A Ordinary Shares, issued to certain shareholders of the Company; (ii) 2,700,000 Class A Ordinary Shares issued to PIPE Investors (as such term is defined in the Registration Statement); (iii) 5,500,000 Class A Ordinary Shares issued to FPA Investors (as such term is defined in the Registration Statement); and (iv) 5,415,000 Class A Ordinary Shares issued to Ward Ferry (as such term is defined in the Registration Statement), the Sponsor (as such term is defined in the Registration Statement) and certain directors and advisors of Provident Acquisition Corp.
(5)	Consisting of (i) up to 2,750,000 Perfect Forward Purchase Warrants and (ii) up to 6,600,000 Perfect Private Placement Warrants (as such term is defined in the Registration Statement).
(6)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(7)	Each Warrant (as such term is defined in the Registration Statement) will entitle the holder thereof to purchase one Class A Share (as such term is defined in the Registration Statement) at a price of $11.50 per share (subject to adjustment).
(8)	Consisting of (i) up to 2,750,000 Class A Ordinary Shares issuable on exercise of Perfect Forward Purchase Warrants and (ii) up to 6,600,000 Class A Ordinary Shares issuable on exercise of Perfect Private Placement Warrants.
(9)	Based on the exercise price of Perfect Warrants ($11.50).
(10)	Paid herewith.